Exhibit 10.48

LSI LOGIC CORPORATION
Notice of Grant of Stock Options and Option Agreement	ID: 94-2712976 1621 BARBER LANE
MILPITAS, CALIFORNIA 95035

OPTIONEE NAME ADDRESS ADDRESS	Option Number: 000000 Plan: 2003

Effective ____________, you have been granted a nonstatutory stock option to buy ____________shares of LSI LOGIC CORPORATION common stock at an exercise price of $_________ per share.
The total option price of the shares subject to this option is $_________.
The number of shares indicated are scheduled to become fully vested on the date shown below. However, vesting will occur only if you have not incurred a Termination of Service prior to such date. The latest this option will expire is the Expiration Date shown below; however, if you incur a Termination of Service, this option may expire sooner, as described in the attached LSI LOGIC CORPORATION Stock Option Agreement (the “Agreement”). Capitalized terms that are not defined in this Notice of Grant or the Agreement have the same meaning as in the LSI LOGIC CORPORATION referenced stock option plan.

Shares	Vest Type	Full Vest	Expiration

By your signature below, you agree that these options are granted under and governed by the terms and conditions of the Agreement (and the stock option plan referenced therein), which is attached and made a part of this document. You acknowledge that you have received, read and understand this Notice of Grant, the Agreement and the LSI LOGIC CORPORATION referenced stock option plan, and that you have had an opportunity to obtain the advice of counsel prior to signing below. You agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator regarding any questions relating to the LSI LOGIC CORPORATION referenced stock option plan, this Notice of Grant and the Agreement.

OPTIONEE NAME	Date